Exhibit 107.1

Calculation of Filing Fee Tables

S-8

(Form Type)

Kiniksa Pharmaceuticals, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common shares, par value $0.000273235 per share	Rule 457(c) and Rule 457(h)	2,787,900	(2)	$13.09	(3)	$36,493,611.00	0.0001102	$4,021.60
Total Offering Amounts							$36,493,611.00		$4,021.60
Total Fee Offsets(4)									-
Net Fee Due									$4,021.60

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Kiniksa Pharmaceuticals, Ltd. 2018 Incentive Award Plan (the “2018 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Consists of 2,787,900 Class A common shares that may become issuable under the 2018 Plan pursuant to its terms.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Class A common shares as reported on the Nasdaq Global Select Market on February 24, 2023.
(4)	The Registrant does not have any fee offsets.